EXHIBIT 12

                        SIDLEY AUSTIN BROWN & WOOD LLP

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                                                  August 23, 2004



Mercury Funds II on behalf of
Merrill Lynch International Value Fund
800 Scudders Mill Road
Plainsboro, New Jersey  08536

Merrill Lynch International Equity Fund
800 Scudders Mill Road
Plainsboro, New Jersey  08536

                    Re: Reorganization of Merrill Lynch International Equity Fund and Merrill Lynch International Value Fund, a series of Mercury Funds II
                         ----------------------------------------------------
Ladies and Gentlemen:

     You have requested our opinion as to certain Federal income tax consequences of the acquisition by Merrill Lynch International Value Fund ("International Value"), a series of Mercury Funds II, of substantially all of the assets of, and the assumption by International Value of substantially all of the liabilities of, Merrill Lynch International Equity Fund ("International Equity"), and the simultaneous distribution of newly issued shares of beneficial interest, with no par value, of International Value to the shareholders of International Equity in exchange for such shareholders' shares of beneficial interest of International Equity (the "Reorganization"). After the Reorganization, International Equity will cease to operate, will have no assets remaining, will have final Federal and state (if any) tax returns filed on its behalf and will be terminated in accordance with the laws of the Commonwealth of Massachusetts.

     This opinion letter is furnished pursuant to (i) the section entitled "The Reorganization-Terms of the Agreement and Plan-Amendments and Conditions" in the Joint

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SIDLEY AUSTIN BROWN & WOOD LLP                                         NEW YORK

Merrill Lynch International Value Fund
Merrill Lynch International Equity Fund
August 23, 2004
Page 2





Proxy Statement and Prospectus, which is part of the Registration
Statement on Form N-14 (File No. 333-115685) of Mercury Funds II, as amended to date (the "N-14 Registration Statement") which became effective on June 18, 2004, and (ii) Sections 8(h) and 9(h) of the Agreement and Plan of Reorganization, dated as of June 18, 2004, by and between Mercury Funds II on behalf of International Value and International Equity (the "Plan"). All terms used herein, unless otherwise defined, are used as defined in the Plan.

     In rendering our opinion, we have reviewed and relied upon (a) the Plan,
(b) the N-14 Registration Statement and (c) certain representations concerning the Reorganization made by International Equity and International Value in letters dated August 23, 2004 (the "Representations").

     Based upon current law, including cases and administrative interpretations thereof and on the reviewed materials listed above, it is our opinion that:

     1. The acquisition by International Value of substantially all of the assets of International Equity, as described in the Plan, will constitute a reorganization within the meaning of section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the "Code"), and International Value and International Equity will each be a "party" to a reorganization within the meaning of section 368(b) of the Code.

     2. In accordance with section 361(a) of the Code, International Equity will not recognize any gain or loss either on the transfer of substantially all of its assets to International Value in exchange solely for shares of beneficial interest of International Value or on the simultaneous distribution of shares of beneficial interest of International Value to the shareholders of International Equity.

     3. In accordance with section 1032 of the Code, International Value will recognize no gain or loss as a result of the Reorganization.

     4. In accordance with section 354(a)(1) of the Code, shareholders of International Equity will recognize no gain or loss on the exchange of their shares of beneficial interest of International Equity solely for shares of beneficial interest of International Value.

     5. The basis of the assets of International Equity received by International Value will be the same as the basis of such assets to International Equity immediately before the consummation of the Reorganization in accordance with section 362(b) of the Code.

     6. In accordance with section 358 of the Code, immediately after the Reorganization, the basis of the shares of beneficial interest of International Value received by shareholders of International Equity (including fractional shares to which they may be entitled)


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SIDLEY AUSTIN BROWN & WOOD LLP                                        NEW YORK

Merrill Lynch International Value Fund
Merrill Lynch International Equity Fund
August 23, 2004
Page 3



will be the same as the basis of their shares of beneficial interest of International Equity exchanged pursuant to the Reorganization.

     7. In accordance with section 1223 of the Code, the holding period of the shares of beneficial interest of International Value received in the Reorganization (including fractional shares) will include the holding period of the shares of beneficial interest of International Equity exchanged pursuant to the Reorganization, provided that such shares of beneficial interest were held as a capital asset on the date of the Reorganization.

     8. The holding period of the assets acquired by International Value from International Equity will include the period during which such assets were held by International Equity in accordance with section 1223 of the Code.

     9. Pursuant to section 381(a) of the Code and section 1.381(a)-1 of the Income Tax Regulations, International Value will succeed to and take into account the items of International Equity described in section 381(c) of the Code, subject to the provisions and limitations specified in sections 381, 382, 383 and 384 of the Code and the regulations thereunder. Under section 381(b) of the Code, the tax year of International Equity will end on the date of the Reorganization.

     Our opinion represents our best legal judgment with respect to the proper Federal income tax treatment of the Reorganization, based on the facts contained in the Plan, the N-14 Registration Statement and the Representations. Our opinion assumes the accuracy of the facts as described in the Plan, the N-14 Registration Statement and the Representations and could be affected if any of the facts as so described are inaccurate.

     We are furnishing this opinion letter to the addressees hereof, solely for the benefit of such addressees in connection with the Reorganization. This opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose.

                                             Very truly yours,

                                            /s/ SIDLEY AUSTIN BROWN & WOOD LLP